Sommer & Barnard
Attorneys at Law- PC

March 10, 2000

Saturna Investment Trust
C/O Saturna Capital
1300 North State Street
Bellingham, Washington 98225-4730

Re: Amendment to Form N-1A

Gentlemen:

In accordance with the registration of an indefinite number of units ("Units") registered by Saturna Investment Trust (the "Trust") for its Funds, we have been asked to provide the opinion of counsel required to be filed as an exhibit to the Trust's registration statement on Form N-1A (the "Registration Statement"). In rendering this opinion, we have examined such documents (including the audited financial statements of the Funds as of November 30, 1999), records and questions of law as we deemed it necessary to examine for the purpose of this opinion. Based on that examination and investigation, it is our opinion that the Units will be, upon issuance, validly issued, fully paid and not liable to further assessments.

We consent to the filing of this letter as an exhibit to Post Effective Amendment No. 18 to the Registration Statement.

Very truly yours,

SOMMER & BARNARD, PC
/s/Sommer & Barnard, PC